                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 Wellman, Inc.
                (Name of Registrant as Specified In Its Charter)

                                 Wellman, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

                                 WELLMAN, INC.

                          1040 BROAD STREET, SUITE 302
                          SHREWSBURY, NEW JERSEY 07702

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 1995

To the Stockholders of
Wellman, Inc.

     Notice is hereby given that the Annual Meeting of the Stockholders of Wellman, Inc. (the "Corporation") will be held at the Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey, on Tuesday, May 16, 1995 at 10:00 A.M., Eastern Daylight Time, for the following purposes:

          (1) To elect directors of the Corporation for the ensuing year, and until their successors are duly elected and qualified.

          (2) To ratify the selection by the Board of Directors of Ernst & Young LLP as independent auditors to audit the Corporation's books and accounts for the fiscal year ending December 31, 1995.

          (3) To transact such other business as may properly come before the meeting or any adjournment thereof, including consideration of the two stockholder proposals set forth in the accompanying proxy statement, if such proposals are presented at the meeting.

                                            By Order of the Board of Directors,

                                            DAVID K. DUFFELL
                                            Secretary

April 12, 1995
Mailed at New York, New York

     PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                                 WELLMAN, INC.

                          1040 BROAD STREET, SUITE 302
                          SHREWSBURY, NEW JERSEY 07702

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 1995

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of Wellman, Inc. (the "Corporation") to be held on May 16, 1995 and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record of the Corporation's Common Stock at the close of business on March 31, 1995 will be entitled to vote. The stock transfer books will not be closed.

     Proxies in the form enclosed are solicited on behalf of the Board of Directors. Any stockholder giving a proxy in such form has the power to revoke it at any time before it is exercised by filing a later proxy with the Corporation, by attending the meeting and voting in person, or by notifying the Corporation of the revocation in writing to its President at 1040 Broad Street, Suite 302, Shrewsbury, New Jersey 07702. Any such proxy, if received in time for the voting and not revoked, will be voted at the Annual Meeting in accordance with the directions of the stockholder. Any proxy which fails to specify a choice with respect to any matter to be acted upon will be voted for the election of each nominee for director, in favor of Proposal 2, and against the stockholder proposals referred to herein.

     As of March 31, 1995, the Corporation had outstanding and entitled to vote 33,271,344 shares of Common Stock. Each share of such stock entitles the holder thereof to one vote on the matters to be voted upon at the Annual Meeting with all holders of Common Stock voting as one class. With regard to the election of directors, votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the ratification of accountants and the stockholder proposals will have the same legal effect as a vote against such matter. Under the rules of the New York Stock Exchange, brokers holding shares in street name have the authority to vote on certain matters when they have not received instructions from the beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors and the ratification of accountants. Broker non-votes will have no effect on the outcome of the election of directors and the ratification of accountants. Broker non-votes will have the same legal effect as a vote against the stockholder proposals.

     The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted in determining if a quorum is present. In the absence of a quorum, the Annual Meeting may be postponed from time to time until stockholders holding the requisite amount are present or represented by proxy.


     As of March 31, 1995, insofar as is known to the management of the Corporation, the following persons owned beneficially more than 5% of the outstanding Common Stock of the Corporation, the only capital stock of the Corporation currently outstanding. Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as owned by such persons.

     NAME AND ADDRESS                                            NUMBER OF SHARES      PERCENT
- ---------------------------------------------------------------  -----------------     -------
FMR Corp.......................................................     3,838,470(1)        11.6%
  82 Devonshire Street
  Boston, MA 02109

J.P. Morgan & Co. Incorporated.................................     3,803,870(2)        11.4%
  60 Wall Street
  New York, NY 10260
- ---------------

(1) According to the joint Schedule 13G on file with the Securities and Exchange Commission ("SEC") of FMR Corp., Edward C. Johnson 3d, Fidelity Management
    & Research Company ("Fidelity") and Fidelity Magellan Fund (the "Fund"),
    FMR Corp., Mr. Johnson, Fidelity and the Fund have sole voting power with respect to 249,200, 232,100, 232,100 and 1,932,500 shares, respectively, and FMR Corp., Mr. Johnson, Fidelity and the Fund have sole dispositive power with respect to 3,838,470, 3,821,370, 3,606,070 and 1,932,500 shares, respectively.

(2) According to its Schedule 13G on file with the SEC, J.P. Morgan & Co. Incorporated has sole voting power with respect to 2,142,750 shares.

     The approximate date on which the Proxy Statement and accompanying proxy card will first be mailed to the stockholders of the Corporation is April 12, 1995.


                             ELECTION OF DIRECTORS

     The persons named below have been nominated for election at the Annual Meeting as directors of the Corporation. The directors who are elected shall hold office until their respective successors shall have been duly elected and qualified. In accordance with Delaware General Corporation Law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting.

     All nominees are members of the present Board. Each of the nominees for director has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director, if elected at the Annual Meeting. It is the intention of the persons named in the proxy to vote for the following nominees.

                                           PRINCIPAL OCCUPATION DURING           DIRECTOR
           NAME AND AGE                        THE PAST FIVE YEARS                 SINCE
- -----------------------------------  ---------------------------------------  ---------------
Thomas M. Duff, 47.................  President, Chief Executive Officer and    August, 1985
                                     director of the Corporation since its
                                     inception in 1985.

James B. Baker, 49.................  Partner of River Associates, Inc.         August, 1994
                                     (private equity investment fund) since
                                     1993. Prior to 1993, President and
                                     Chief Operating Officer (1991-1992) and
                                     Senior Vice President (1987-1991) of
                                     CONSTAR International, Inc. (plastic
                                     container manufacturer). Also a
                                     director and chairman of the
                                     Compensation Committee of U.S. Xpress
                                     Enterprises, Inc.

C. William Beckwith, 63............  Vice President of the Corporation. From   November, 1988
                                     1972 until present, Chief Executive
                                     Officer of Wellman International
                                     Limited ("WIL").

Peter H. Conze, 74.................  Retired. From 1956 until retirement in    March, 1988
                                     1983, various positions with Celanese
                                     Corp. (a chemicals and synthetic fibers
                                     company), including consultant from
                                     1979 until 1983 and Vice Chairman and
                                     director from 1970 until 1978.

Allan R. Dragone, 69...............  Retired. From 1988 until 1989, Chairman   August, 1990
                                     of the Board of Fiber Industries, Inc.
                                     From 1986 until 1990, President and
                                     Chief Executive Officer of Akzo
                                     America, Inc., the U.S. subsidiary of
                                     the Dutch conglomerate Akzo N.V. Also a
                                     director of Arcadian Chemical
                                     Corporation, American Cyanamid, Purina
                                     Mills Inc. and General Waterworks
                                     Corporation.

Richard F. Heitmiller, 66..........  President of Richard F. Heitmiller,       November, 1988
                                     Inc. (consulting firm) since 1982. From
                                     1971 until 1982, various executive
                                     positions with Arthur D. Little, Inc.
                                     (management consultants) and Vice
                                     President of its Decision Resources
                                     subsidiary.

                                           PRINCIPAL OCCUPATION DURING           DIRECTOR
           NAME AND AGE                        THE PAST FIVE YEARS                 SINCE
- -----------------------------------  ---------------------------------------  ---------------
Jonathan M. Nelson, 38.............  Co-Chairman of Providence Ventures Inc.   August, 1985
                                     (investment advisor) since its
                                     inception in 1990. Managing Director of
                                     Narragansett Capital, Inc. (investment
                                     advisor) since its inception in 1986.
                                     Also a general partner of the general
                                     partner of Providence Media Partners
                                     L.P. (venture capital fund). Also a
                                     general partner of the general partner
                                     of Narragansett Capital Partners-A and
                                     -B, L.P. (venture capital funds)
                                     ("NCPAB").

James E. Rogers, 49................  Partner of SCI Investors Inc.             September, 1993
                                     (investment company) since April, 1993
                                     and Chairman of Custom Papers Group
                                     Inc. (a paper manufacturer) since
                                     November, 1993. From 1991 until 1992,
                                     President and Chief Executive Officer
                                     of Specialty Coatings International
                                     Inc. (a manufacturer). Prior to 1991,
                                     Senior Vice President and Group
                                     Executive of James River Corporation (a
                                     paper manufacturer). Mr. Rogers is also
                                     a director and member of the
                                     Compensation Committee of Owens &
                                     Minor, Inc. (a medical and surgical
                                     supplies distributor) and Caraustar
                                     Industries, Inc. (a paper recycler).

Raymond C. Tower, 70...............  Retired. From 1977 until retirement in    August, 1990
                                     1990, President and Chief Operating
                                     Officer of FMC Corp. (a manufacturer of
                                     machinery and chemicals). Also a
                                     director of Morton International Inc.,
                                     Inland Steel Industries, Inc. and
                                     Household International, Inc.

Roger A. Vandenberg, 47............  President of Cariad Capital, Inc.         August, 1985
                                     (investment adviser) since its
                                     inception in 1992. Managing Director of
                                     Narragansett Capital, Inc. (investment
                                     advisor) since its inception in 1986.
                                     Also a general partner of the general
                                     partner of NCPAB and a general partner
                                     of the general partner of Narragansett
                                     First Fund (a venture capital fund).
                                     Mr. Vandenberg is also a director and
                                     member of the Compensation Committee of
                                     Monaco Coach Corporation (a
                                     manufacturer of motor homes).

     Although the management does not expect that any of the persons named above will be unable to serve as a director, should any of them be unable to accept election, it is intended that the proxies will be voted for the election of a substitute nominee selected by the persons named in the proxy.


     The number of shares of the Corporation's Common Stock owned beneficially, directly or indirectly, as of March 31, 1995 by the nominees, by the executive officers named in the Summary Compensation Table below, and by all executive officers and directors as a group is as follows:

                                                             AMOUNT
                                                            BENEFICIALLY        PERCENTAGE OF
     NAME                                                       OWNED           COMMON STOCK(1)(2)
- ----------------------------------------------------------  ------------        ------------------
Thomas M. Duff............................................    542,304(1)              1.6%
James B. Baker............................................      4,300(2)(4)              (3)
C. William Beckwith.......................................    131,000(1)                 (3)
Peter H. Conze............................................      4,867(2)                 (3)
Allan R. Dragone..........................................      6,000(2)                 (3)
Richard F. Heitmiller.....................................      6,000(2)                 (3)
Jonathan M. Nelson........................................      8,000(2)                 (3)
James E. Rogers...........................................      5,000(2)                 (3)
Raymond C. Tower..........................................      7,000(2)                 (3)
Roger A. Vandenberg.......................................     10,000(2)(5)              (3)
Clifford J. Christenson...................................    115,955(1)                 (3)
James P. Casey............................................    142,606(1)                 (3)
Paul D. Apostol...........................................     85,299(1)                 (3)
All Directors and Executive Officers as a Group (16
  persons)................................................  1,198,217(1)(2)           3.5%
- ------------

(1) Includes the following shares of Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Wellman, Inc. Amended and Restated 1985 Incentive Stock Option Plan: Mr. Duff, 163,000 shares; Mr. Beckwith, 130,000 shares; Mr. Christenson, 113,000 shares; Mr. Casey, 79,000 shares; Mr. Apostol, 85,000 shares; and all directors and executive officers as a group, 691,012 shares.
(2) Includes the following shares of Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Wellman, Inc. Directors Stock Option Plan: Mr. Baker, 1,000 shares; Mr. Conze, 4,000 shares; Mr. Dragone, 4,000 shares; Mr. Heitmiller, 4,000 shares; Mr. Nelson, 4,000 shares; Mr. Rogers, 2,000 shares; Mr. Tower, 4,000 shares; Mr. Vandenberg, 4,000 shares; and all directors and executive officers as a group, 27,000 shares.
(3) Less than 1%.
(4) Includes 200 shares owned by Mr. Baker's wife.
(5) Includes 4,000 shares owned by Mr. Vandenberg, 1,000 shares held by a trust for the benefit of his two children and 1,000 shares owned by his wife as custodian for their two children.


                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a Compensation Committee, currently comprised of Messrs. Dragone, Nelson (Chairperson) and Rogers, which is responsible for reviewing certain of the Corporation's compensation programs and making recommendations to the Board of Directors with respect to compensation. The Compensation Committee met twice during the Corporation's last fiscal year.

     The Board of Directors has a Finance and Audit Committee, currently comprised of Messrs. Baker, Conze, Heitmiller and Vandenberg (Chairperson), which is responsible for reviewing the Corporation's internal auditing procedures and accounting controls and considering the selection and independence of the Corporation's outside auditors. The Finance and Audit Committee met three times during the Corporation's last fiscal year.

     The Board of Directors has a Nominating Committee, currently comprised of Messrs. Conze, Heitmiller (Chairperson) and Tower, which is responsible for considering the qualifications and recommending to the stockholders the election of directors of the Corporation. Stockholders may recommend nominees for election as directors by writing to the President of the Corporation. The Nominating Committee met once during the Corporation's last fiscal year.

     The Corporation's Board of Directors held a total of six meetings during 1994. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and all committees on which he served, except Mr. Beckwith who attended four of the six meetings.

                     COMPENSATION OF DIRECTORS AND OFFICERS

DIRECTORS COMPENSATION

     Each director of the Corporation who is not an employee receives fees of $24,000 per year, plus $1,500 for each Board or Committee meeting attended in person and $750 for each telephonic meeting attended. Directors who are employees receive no additional compensation for serving as directors or attending Board or Committee meetings.

     The Corporation maintains a Restricted Stock Plan pursuant to which each non-employee director of the Corporation is eligible to receive a total of 2,000 shares of the Corporation's Common Stock which vest over a period of three years commencing on the date he was first elected to the Board, provided he has continuously served as a director for the preceding twelve months.

     The Corporation also maintains a Directors Stock Option Plan pursuant to which each non-employee director of the Corporation is eligible to receive annually options to acquire 1,000 shares of the Corporation's Common Stock.

     On an annual basis, each non-employee director is eligible to participate in the Directors' Deferred Compensation Plan which allows the deferral of all or a portion of directors compensation (excluding expense reimbursement) payable from time to time. Messrs. Baker, Nelson and Vandenberg have elected to defer their compensation for 1995. Directors participating in this Plan may elect to have the deferred compensation invested in an interest-bearing account, a share equivalent account representing the Corporation's Common Stock, or a combination of the two. The interest-bearing account accrues interest at the rate equal to the total return earned by the Lehman Aggregate Bond Index. Deferred compensation in the share equivalent account is treated as though it were invested in Common Stock. If a participant makes a share election, dividend equivalents accrue to a participant's account quarterly and each account is adjusted to reflect share ownership changes resulting from events such as a stock split. Participants have no voting rights with respect to the share equivalent account. All distributions from accounts are made in cash.

     In addition, upon voluntary retirement from the Board of Directors, non-employee directors who have served as directors for three or more years are entitled to receive total retirement payments equal to the annual directors fee in effect at the date of retirement multiplied by the number of full years of continuous service as a director of the Corporation.


EXECUTIVE COMPENSATION

     The following table summarizes the compensation for the years ended
December 31, 1994, 1993 and 1992 of the Corporation's chief executive officer and the four other most highly compensated executive officers whose salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                               ANNUAL COMPENSATION               AWARDS
                                       ------------------------------------   ------------
                                                                     OTHER     SECURITIES      ALL
                                                                    ANNUAL     UNDERLYING     OTHER
                                                                    COMPEN-     OPTIONS/     COMPEN-
     NAME AND PRINCIPAL POSITION       YEAR    SALARY     BONUS     SATION(1)   SARS(2)      SATION(3)
- -------------------------------------  ----   --------   --------   -------   ------------   --------
Thomas M. Duff.......................  1994   $605,000   $462,449   $54,453      30,000      $159,634
  President, CEO                       1993   $560,000   $203,218   $47,960      30,000      $128,260
                                       1992   $500,000   $357,500   $43,819      30,000      $ 30,000

C.W. Beckwith........................  1994   $274,075   $166,170   $17,750      15,000         --
  Vice President;                      1993   $259,857   $ 92,159   $15,911      15,000         --
  CEO, WIL                             1992   $249,392   $150,000   $18,621      20,000         --

Clifford J. Christenson..............  1994   $280,000   $214,026   $27,270      25,000      $ 72,661
  Executive Vice President             1993   $265,000   $ 96,166   $31,911(4)   25,000      $ 59,307
                                       1992   $240,000   $171,600   $13,973      20,000      $ 30,000

James P. Casey.......................  1994   $237,501   $119,682   $24,607      20,000      $ 66,902
  Vice President;                      1993   $215,004   $109,839   $21,482      20,000      $ 47,621
  President, Fibers Division           1992   $207,500   $154,960   $20,710      15,000      $ 30,000

Paul D. Apostol......................  1994   $211,250   $187,825   $22,225      15,000      $ 57,306
  Vice President,                      1993   $196,875   $ 88,644   $24,627      15,000      $ 42,434
  Manufactured                         1992   $184,375   $ 99,130   $15,322      15,000      $ 30,000
  Products Group
- ------------

(1) Includes the Corporation's contributions to life insurance premiums or payments in lieu thereof (Mr. Duff, $54,453; Mr. Beckwith, $17,750; Mr. Christenson, $27,270; Mr. Casey, $24,607; and Mr. Apostol, $22,225 in
    1994).
(2) None of the options granted were options with tandem SARs and no free-standing SARs were granted.
(3) Consists of the Corporation's contributions to employee retirement (Mr. Duff, $20,480; Mr. Beckwith,
    $-0-; Mr. Christenson, $20,480; Mr. Casey, $20,480; and Mr. Apostol, $20,480 in 1994), supplemental retirement (Mr. Duff, $134,654; Mr. Beckwith, $-0-; Mr. Christenson, $47,681; Mr. Casey, $41,922; and Mr. Apostol, $32,326 in 1994), and savings plans (Mr. Duff, $4,500; Mr. Beckwith, $-0-; Mr. Christenson, $4,500; Mr. Casey, $4,500; and Mr. Apostol, $4,500 in 1994).
(4) Includes $10,800 payment made to Mr. Christenson upon exercise of options converted into non-qualified options as compensation for taxes payable.



     The following table sets forth certain information relating to option grants pursuant to the Corporation's 1985 Incentive Stock Option Plan (the
"Option Plan") in the year ended December 31, 1994 to the individuals named in the Summary Compensation Table above.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                    INDIVIDUAL GRANTS
                                    -------------------------------------------------
                                                        % OF
                                      NUMBER OF        TOTAL
                                     SECURITIES     OPTIONS/SARS   EXERCISE
                                     UNDERLYING      GRANTED TO      OR
                                      OPTIONS/       EMPLOYEES      BASE     EXPIRA-     GRANT
                                        SARS         IN FISCAL     PRICE      TION        DATE
               NAME                 GRANTED(1)(2)       YEAR       ($/SH)     DATE      VALUE(3)
- ----------------------------------  -------------   ------------   ------   ---------   --------
Thomas M. Duff....................      30,000           7.6       $29.25    12/21/05   $483,503
C.W. Beckwith.....................      15,000           3.8       $29.25    12/21/05   $241,751
Clifford J. Christenson...........      25,000           6.4       $29.25    12/21/05   $402,919
James P. Casey....................      20,000           5.1       $29.25    12/21/05   $322,335
Paul D. Apostol...................      15,000           3.8       $29.25    12/21/05   $241,751
- ------------

(1) None of the options granted were options with tandem SARs and no free-standing SARs were granted.
(2) All options granted to the named executive officers were granted on December 21, 1994 pursuant to the Option Plan. The options become exercisable in 20% increments on December 21, 1995, 1996, 1997, 1998 and 1999, respectively.
    If a Change of Control (as defined in the Option Plan) occurs, these options would become immediately exercisable.
(3) Based on the Black-Scholes option pricing model. The Corporation's use of this model should not be construed as an endorsement of its accuracy at valuing options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on the following assumptions:


          Stock price.....................................................     $29.25
          Exercise price..................................................     $29.25
          Expected option term............................................   10 years
          Stock price volatility..........................................      .3374
          Dividend yield..................................................       .78%
          Risk-free interest rate.........................................       7.5%


     The following table sets forth certain information with respect to option exercises in 1994 and unexercised options to purchase the Corporation's Common
Stock granted under the Option Plan to the individuals named in the Summary
Compensation Table above.

           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                             NUMBER OF                    VALUE OF
                                                       SECURITIES UNDERLYING            UNEXERCISED
                                                            UNEXERCISED                 IN-THE-MONEY
                                                          OPTIONS/SARS AT             OPTIONS/SARS AT
                                                               FY-END                    FY-END(1)
                        SHARES ACQUIRED    VALUE     --------------------------  --------------------------
         NAME             ON EXERCISE     REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- ----------------------- ---------------  ----------  -----------  -------------  -----------  -------------
Thomas M. Duff.........      92,000      $1,072,625     59,000       104,000      $ 319,250     $ 690,250
C.W. Beckwith..........     -0-             -0-         78,000        52,000      $ 734,125     $ 340,875
Clifford J.
  Christenson..........      27,000      $  322,050     43,000        70,000      $ 274,000     $ 427,875
James P. Casey.........      16,000      $  177,750     27,000        52,000      $ 114,250     $ 307,250
Paul D. Apostol........     -0-             -0-         42,000        43,000      $ 255,125     $ 263,750
- ---------------

(1) Based on the closing price on the New York Stock Exchange of the Corporation's Common Stock on December 30, 1994 ($28.25).


     Pension Plan. The Corporation's subsidiary, Fiber Industries, Inc. ("FII"), maintains the Fiber Industries, Inc. Retirement Income Plan (the "Pension Plan"), a tax-qualified defined benefit pension plan for eligible employees of FII, which included Messrs. Casey and Apostol. Effective July 1, 1991, no additional employees became Participants in the Pension Plan.

     Participants are entitled to a monthly retirement benefit if they retire
(i) at or after age 65 (normal retirement age) or (ii) at or after age 55 with either five or ten years of vesting service depending on whether they retire directly from employment with FII or are transferred Celanese employees. Participants whose employment with FII terminates after five years of vesting service will also be eligible for a monthly retirement benefit. If benefits are paid prior to normal retirement age they may be reduced, depending on the date benefits begin and the Participant's age and service.

     A Participant's normal retirement benefit is calculated under a formula which takes into consideration final average compensation, years of service up to 35, and benefits to be derived through Social Security and certain employee benefit plans. Final average compensation covered by the Pension Plan is based on the combined amounts set forth under the headings "Salary" and "Bonus" of the Summary Compensation Table for Messrs. Casey and Apostol.

     Benefits, computed on the basis of a straight life annuity, are payable upon early, normal and late retirement, and upon death of a Participant with at least five years of service. If benefits are paid in a form other than a straight life annuity to the Participant, they are adjusted actuarially to reflect the features of such other form.

     The following table illustrates the estimated annual normal retirement benefits payable under the Pension Plan. These benefit levels assume an employee's retirement at age 65 during 1994 and payment in the form of a single life annuity.

                              YEARS OF SERVICE
AVERAGE      ---------------------------------------------------
EARNINGS       15         20         25         30         35
- --------     ------     ------     ------     ------     -------
$125,000     21,134     30,554     39,974     49,394      58,814
$150,000     24,792     35,922     47,051     58,181      69,311
$175,000     28,099     40,644     53,189     65,733      78,278
$200,000     32,104     46,476     60,849     75,222      89,595
$225,000     36,109     52,309     68,510     84,710     100,911
$250,000     39,088     56,583     74,079     91,575     109,070
$275,000     39,088     56,583     74,079     91,575     109,070
$300,000     39,088     56,583     74,079     91,575     109,070
$400,000     39,088     56,583     74,079     91,575     109,070
$450,000     39,088     56,583     74,079     91,575     109,070
$500,000     39,088     56,583     74,079     91,575     109,070
$600,000     39,088     56,583     74,079     91,575     109,070
$700,000     39,088     56,583     74,079     91,575     109,070

     Notwithstanding the above table, benefits under the Pension Plan may not exceed certain limits imposed by the Internal Revenue Code (the "Code"). The maximum benefit payable in 1994 is $118,800. The table incorporates the Code limitations on compensation allowable under a qualified pension plan. The limit on compensation allowable in 1994 is $150,000. In addition, the above estimated benefits are subject to limitations for employees who also participate in the Wellman, Inc. Retirement Plan and the Wellman, Inc. Employee Stock Ownership Plan. The estimated credited years of service under the Pension Plan for Messrs. Casey and Apostol are 26 and 24 years, respectively.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Corporation (the "Committee"), which is composed entirely of non-employee directors, met twice during fiscal 1994. The Committee has responsibility for administering the Corporation's annual Management Incentive Compensation and 1985 Incentive Stock Option Plans. The Committee is also responsible for making compensation recommendations to the Board with respect to the five executive officers whose fiscal 1994 compensation is disclosed on the Summary Compensation Table on page 7 of this proxy statement. In this capacity, the Committee determines the salary, management incentive plan awards and stock option grants for those executive officers, following administrative policies and practices which it establishes from time to time in accordance with the terms and provisions of the plans. This Committee Report describes the Corporation's officer compensation program strategy, the components of the compensation program, and the manner in which 1994 compensation determinations were made by the Committee with respect to the President and Chief Executive Officer, Mr. Thomas M. Duff. Similar determinations were made by the Committee with respect to the other four executive officers, based on recommendations submitted by Mr. Duff.

     Compensation Strategy. The Committee endeavors to maintain an officer compensation program which is competitive with the practices of public corporations of similar revenue size. The Committee believes a substantial component of executive officer total compensation should be based on the Corporation's profitability and on the increase in market value of its stockholders' investment. The Management Incentive Plan compensates executive officers commensurate with the Corporation's annual growth and profitability, and annual stock option grants ensure that their longer-term incentive compensation is directly related to increases in the market value of the Corporation's stock.

     The remainder of this Committee Report describes the components of the Corporation's officer compensation program and the manner in which these were administered in fiscal 1994.

     Base Salary. Base salary forms the competitive foundation of the officer compensation program. Executive officer salaries are administered by the Committee so as to ensure they remain competitive with practices of companies of comparable revenue size. The Committee has periodically engaged compensation consultants to survey market practices to ensure executive officer salaries remain competitive in a manner which properly reflects the performance of the incumbent officers. Such surveys have included the practices of some, but by no means all, of the companies included in the peer group shown on the Stock Performance Graph.

     Mr. Duff's salary has not been adjusted by the Committee since November 1993. In approving salary increase recommendations submitted by Mr. Duff with respect to the other executive officers, the Committee took into account their existing salaries in relation to competitive salary data furnished by the Company's compensation consultant and its subjective evaluation of each officer's performance. Mr. Duff's 1994 annual salary falls within the fourth quartile (above the 75th percentile) of competitive practice for corporations with revenues of comparable size. The average 1994 salaries of the other executive officers fall within the third quartile (between the 50th and 75th percentiles) of competitive practice for their peers in corporations with revenues of comparable size.

     Management Incentive Plan. The Management Incentive Plan ("MIP") was first implemented in 1992. Annual bonuses earned by the executive officers, and other plan participants, are directly related to, and based upon, corporate (and for operating executives, their operating unit's) profit growth. Under the terms of the MIP, profit is defined as operating profit less a capital charge based on the net assets employed to generate these profits. The plan pays awards based on growth in annual profits. Unless profits exceed a base level established at the start of the year, no MIP awards are paid. The base level established for 1994 was exceeded. The base profit level increases each year reflecting the profit growth of the business to ensure that bonuses are directly related to incremental profit growth -- i.e., the added value created for the Corporation's stockholders. The maximum MIP award which may be paid is 1.5x target levels. Payment of any awards earned in excess of this amount is deferred.

     Mr. Duff's target MIP award is 50% of base salary; the target awards for the other executive officers range from 30% to 50%. All of the executive officers named in the Summary Compensation Table achieved their targeted MIP award.

     For fiscal 1994, the Committee recommended the payment of an annual bonus of $462,449 for Mr. Duff, which was consistent with the Corporation's profitability and the terms of the MIP.

     Stock Options. Annual stock option grants represent the third component of the Corporation's officer compensation program. Stock option grants permit optionees to share in the future growth in market value of the Corporation's common stock by allowing them to purchase shares of stock for a period up to ten years following date of grant at a price equal to the price of a share of common stock on the date the options were granted. To ensure stock options provide a longer-term stockholder value-based incentive, 20% of the options granted in a year become exercisable (i.e., the optionee can purchase the option shares) on the first through fifth anniversaries of the grant date, provided the optionee remains an employee of the Corporation.

     The Chief Executive Officer of the Corporation submits proposed stock option grants for the executive officers (other than himself) to the Committee for approval. In making the final determination of option grants, the Committee considers the individual executive's scope of responsibility, individual performance, the levels of profits and return on assets of the Corporation and of its operating divisions (with no specific target levels being established), competitive levels of option grants, and the aggregate number of options awarded to the executive to date. The Committee, in its discretion, assigns relative weights to these factors as it deems appropriate.

     The Option Grants Table on page 8 of this proxy statement shows the terms and size of 1994 stock option grants made to the executive officers named in the Summary Compensation Table. The Committee and the Board approved the grant of these options effective December 21, 1994. These grants fall within the third quartile of competitive practice for Mr. Duff, and the average grants for the other executive officers fell within the fourth quartile of competitive practice for corporations of comparable revenue size.

     The values shown under the "Grant Date Value" column of this table represent an estimate of the potential value of these grants. These projections should not be construed as a forecast of future stock price or the compensation that will be realized from the actual exercise of these option share grants. Unless the future price of the Corporation's stock is higher than $29.25 per share, the price at the time the 1994 options were granted, these options will have no value.

     The table on page 9 of this proxy statement entitled "Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values" shows the total number of exercisable and unexercisable options which each executive officer was granted as of December 31, 1994 and the appreciated value of these grants based on the market price of the Corporation's common stock on that date. The Committee believes it is important for the executive officers to have a significant incentive based on increases in the market value of the Corporation. The option grants shown on the table reflect actions taken by the Committee and the Board of Directors, which are fully consistent with this intention and the compensation strategy previously described in this Committee Report.

     The Committee believes that the Corporation's compensation programs are in conformity with the IRS definitions of performance-based compensation to assure full deductibility of the executive's compensation.

     This report has been provided by the Compensation Committee.

                                            Jonathan M. Nelson (Chairperson)
                                            Allan R. Dragone
                                            James E. Rogers

FIVE-YEAR PERFORMANCE COMPARISON

     The following graph compares the five-year cumulative total return for the Corporation's stock with the Standard & Poor's ("S&P") 500 Stock Index and the S&P Midcap 400 Index. Due to the unique nature of its operations, the Corporation believes there exists no appropriate or comparable line of business or industry index, nor could one be constructed, which would render a meaningful or accurate performance comparison. The Corporation has derived an average of approximately 80% of its total sales over the last three years from the sale of man-made fibers, primarily polyester. The Corporation believes that the polyester fiber manufacturing operations of its major publicly-owned competitors, if such operations could be analyzed separately, would not represent as significant a proportion of their sales or operations. Further, the Corporation, which is the world's largest plastics recycler, believes it is the only major polyester fiber producer to utilize a significant amount of recycled raw materials in its manufacturing operations.

      Measurement Period                                             S&P Mid-Cap
    (Fiscal Year Covered)            Wellman, Inc.     S&P 500           400
1989                                    100.00          100.00          100.00
1990                                     51.17           96.89           94.88
1991                                     64.73          126.42          142.42
1992                                     61.80          136.05          159.38
1993                                     54.71          149.76          181.62
1994                                     83.91          151.74          175.11

     The above graph assumes $100 invested on December 31, 1989 in the Corporation's stock and $100 invested at that time in each of the two indices.
The comparison assumes that all dividends are reinvested.



EMPLOYMENT CONTRACTS

     The Corporation has entered into change of control employment agreements with five key executives, including Messrs. Duff, Christenson, Casey and Apostol. These agreements are intended to encourage such executives to remain in the employ of the Corporation by providing them with greater security and to reinforce and encourage continued attention and dedication to their duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control. A change of control is defined to include the acquisition by any person or group of 20% or more of the Corporation's then outstanding stock, a change in the majority of the Corporation's Board of Directors or approval of a reorganization, merger or consolidation by the Corporation's stockholders.

     The employment agreements (which include provisions for renewal and for automatic extension upon a change of control) provide for employment as officers of the Corporation at base salaries determined by the Board of Directors, plus participation in the Corporation's executive bonus plan. Provided there has been no change in control, the employment agreements of the executives other than Mr. Duff provide the executive's employment may be terminated upon 30 days notice.

     In addition, the executives are eligible to participate in all incentive, savings, retirement and welfare benefit plans applicable to other Corporation executives and shall receive reimbursement for expenses and automobiles. The agreements provide that if the executive is terminated after a change of control, other than for cause, death or disability, or if the executive terminates for good reason (as defined in the agreements), the executive is entitled to receive his salary and bonus through the date of termination and a lump sum severance payment equal to three times the sum of his base salary and annual bonus (and certain other benefits). Further, an additional payment is required in an amount such that after the payment of all taxes, income and excise, the executive will be in the same after-tax position as if no excise tax under Section 4999 of the Code had been imposed.

     Wellman International Investments Limited ("WIIL"), a subsidiary of the Corporation, is a party to a multi-year employment contract with Mr. Beckwith which expires on December 31, 1996. Under the agreement, Mr. Beckwith's annual base salary is L110,000, which is subject to increase from time to time as agreed upon by the parties. The parties increased Mr. Beckwith's salary to L174,000 (approximately $268,000) in 1994 and L179,000 (approximately $276,000)
in 1995. WIIL may terminate the agreement at any time for cause or in the event of Mr. Beckwith's incapacity for a continuous period of 364 days or a total of 364 days (including Saturdays and holidays) in any 24 month period. The agreement contains a covenant not to compete restricting Mr. Beckwith from competing with the Corporation or any of its subsidiaries in the United Kingdom or Ireland for a period of six months.

OTHER INFORMATION

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities ("insiders"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Insiders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Corporation, the Corporation believes that during 1994 all Section 16(a) filing requirements applicable to its insiders were complied with, except that Richard J. Kattar, who retired April 1, 1995, inadvertently failed to timely file one report relating to one transaction.

     Mr. Vandenberg is the President and a director of Glasstech Industries, Inc. ("Glasstech"), a portfolio company of NCPAB, and a director and vice chairman of Glasstech's operating company subsidiary. Glasstech filed for protection under federal bankruptcy laws in 1993 and emerged from bankruptcy in January 1995.

                     RATIFICATION OF SELECTION OF AUDITORS

     The selection, by a majority of the members of the Board who are not officers or employees of the Corporation, of Ernst & Young LLP as independent auditors to audit the books and accounts of the Corporation for the fiscal year ending December 31, 1995 shall be submitted to the Annual Meeting for ratification. Such ratification requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

     The firm of Ernst & Young LLP has advised the Corporation that neither it nor any of its members has any direct financial interest in the Corporation as a promoter, underwriter, voting trustee, director, officer or employee.

     All professional services rendered by Ernst & Young LLP during the year ended December 31, 1994 were furnished at customary rates.

     The Board recommends a vote FOR ratification of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1995.

                             STOCKHOLDER PROPOSALS

STOCKHOLDER PROPOSAL NO. 1

     Local 2398, Amalgamated Clothing and Textile Workers Union ("ACTWU"), P.O. Box 1073, Johnsonville, South Carolina, the beneficial owner of 200 shares of Common Stock, has advised the Corporation that it intends to introduce the following resolution (the "Union Proposal") at the Corporation's 1995 Annual Meeting for the reasons given:

     RESOLVED: That the shareholders of Wellman, Inc. ("Company") hereby amend
               Section 2.11 of the Company's by-laws to read in its entirety as follows:

                     Notwithstanding Section 2.07(e) of these By-Laws, at all meetings of stockholders, any matter properly brought before the meeting by a stockholder shall be decided by the vote of a majority of total quorum. For the purposes of the foregoing, a broker non-vote on such a matter shall not be counted as part of the quorum or as a vote either "for" or "against" the matter; an abstention from voting on such a matter shall have the same legal effect as a vote "against" the matter. This Section 2.11 may be amended or repealed only with the approval of the stockholders.

                              SUPPORTING STATEMENT

     This proposal, which would amend the Company's by-laws, is being submitted in response to our Company's reliance on a vote counting method which has had the effect of preventing shareholder action which is not to management's liking. For the last three years, shareholders have voted on a stockholder proposal which asked the Company to redeem or put to a vote the shareholder rights plan, or "poison pill." The last two years, a majority of shareholders present have voted to approve the stockholder proposal at rates of approximately 53% and 54% respectively. The Company has chosen to ignore the clearly expressed desire on the part of shareholders to have a voice in the Company's adoption of its poison pill. The Company's vote counting method has further allowed the Company to obfuscate the fact that it is disregarding the wishes of a majority of its voting shareholders.

     Under the Company's current vote counting procedures, the Company applies a special policy to matters brought by stockholders, such as the proposal on the Company's poison pill, whereby the Company counts broker non-votes as votes "against" the proposal. Broker non-votes are cases in which brokers have submitted proxies on behalf of beneficial owners who have not given the broker the authority to vote on that particular matter.

     Besides denying the passage of stockholder proposals which receive a majority of shareholder votes, the Company's current practice establishes higher requirements for stockholder action, and only for matters presented by stockholders, than those contemplated under applicable law. Under Delaware corporation law, unless the charter or by-laws of a company provide otherwise, a majority of the votes of stockholders present and entitled to vote is sufficient to determine the outcome of matters put before shareholders, and Delaware case law has in that situation interpreted broker non-votes as neither present nor entitled to vote.

     We believe the Company's current method of counting votes is designed to, and has the effect of, inhibiting shareholder action, and should be changed. We urge shareholders to support this amendment to revise the Company's vote counting procedures to ensure they provide the maximum shareholder rights available under law on all shareholder matters whether the Board prefers passage of those matters or not.

                              BOARD RECOMMENDATION

     THE BOARD OPPOSES THE UNION PROPOSAL AND RECOMMENDS A VOTE AGAINST IT.

     Section 2.11 of the Corporation's by-laws as it currently exists is entirely proper and consistent with applicable law and, in the view of the Board, should not be changed. It provides for the passage of shareholder proposals that receive the vote of a majority of shares present and entitled to vote at the meeting. The Union Proposal, on the other hand, would enable a minority of stockholders, conceivably owning as little as 25% of the outstanding shares, to effect changes that could be contrary to the best interests of a majority of the Corporation's stockholders.

     Under both the current version of the Corporation's by-laws and the Union Proposal, Section 2.11 requires that a shareholder proposal receive the vote of a "majority of the total quorum" for passage. Under the current version of
Section 2.11, "total quorum" is defined to include broker non-votes and abstentions; the Union Proposal, however, defines "total quorum" to exclude broker non-votes.

     Broker non-votes result when a broker holding stock in street name votes the shares on some matters under consideration at a shareholder meeting but not all of them. This occurs because brokers are entitled to vote on "routine" proposals but must receive voting instructions from their clients on non-routine proposals. The missing votes on the non-routine matters are "broker non-votes".

     Broker non-votes, as well as abstentions, are counted for purposes of determining whether a quorum is present at a meeting. However, in determining whether a particular proposal receives the requisite vote, the treatment of broker non-votes varies depending on the state of incorporation and any special charter or by-law provisions. The Corporation's vote counting procedure specified in Section 2.11 of its by-laws follows the approach of requiring the approval of at least a majority of the total quorum (defined to include both abstentions and broker non-votes) to pass a shareholder proposal, thereby giving both broker non-votes and abstentions the effect of "against" votes.

     For the foregoing reasons, the Board recommends that the stockholders vote AGAINST the adoption of the Union Proposal.

     The affirmative vote of a majority of the total quorum (as such term is currently defined in Section 2.11 of the Corporation's by-laws) is necessary to adopt the Union Proposal. Unless otherwise indicated, the persons named on the proxy will vote all proxies AGAINST the Union Proposal.

STOCKHOLDER PROPOSAL NO. 2.

     William Steiner, 4 Radcliff Drive, Great Neck, New York, the beneficial owner of the Corporation's Common Stock having a market value of at least $1,000, has advised the Corporation that he intends to introduce the following resolution (the "Steiner Proposal") at the Corporation's 1995 Annual Meeting for the reasons given:

     RESOLVED, that the shareholders assembled in person and by proxy, recommend
     (i) that all future non-employee directors not be granted pension benefits and (ii) current non-employee directors voluntarily relinquish their pension benefits.

                              SUPPORTING STATEMENT

     Aside from the usual reasons, presented in the past, regarding "double dipping", that is outside (non-employee) directors who are in almost all cases amply rewarded with their pension at their primary place of employment, and in many instances serving as outside pensioned directors with other companies, there are other more cogent reasons that render this policy as unacceptable.

     Traditionally, pensions have been granted in both the private and public sectors for long term service. The service component usually represents a significant number of hours per week. The practice of offering pensions for consultants is a rarity. Outside directors' service could logically fit the definition of consultants and pensions for this type of service is an abuse of the term.

     But more importantly, outside directors, although retained by corporate management, namely the C.E.O., are in reality representatives of shareholders. Their purpose is to serve as an impartial group to which management is accountable. Although outside directors are certainly entitled to compensation for their time and expertise, pensions have the pernicious effect of comprising their impartiality. In essence, pensions are management's grants to outside directors to insure their unquestioning loyalty and acquiescence to whatever policy management initiates, and at times, serving their own self interests. Thus, pensions become another device to enhance and entrench management's controls over corporate policies while being accountable only to themselves. As a founding member of the Investors Rights Association of America I feel this practice perpetuates a culture of corporate management "cronyism" that can easily be at odds with shareholder and company interest.

     A final note in rebuttal to management's contention that many companies offer their outside directors pensions, so they can attract and retain persons of the highest quality. Since there are also companies that do not offer their outside directors pensions, can management demonstrate that those companies that offer pensions have a better performance record than their non-pensioned peers? In addition, do we have any evidence of a significant improvement in corporate profitability with the advent of pensions for outside directors?

     I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION.
     ----------------------------------------------

                              BOARD RECOMMENDATION

     THE BOARD STRONGLY OPPOSES THE STEINER PROPOSAL AND RECOMMENDS A VOTE AGAINST IT.

     Retirement plans for non-employee directors are quite prevalent among public corporations. Pension benefits such as those given to the Corporation's non-employee directors must be viewed as a part of a director's total overall compensation. It is by offering directors a compensation package comparable to that offered by top industrial companies that the Corporation can attract and retain directors of the highest quality. How that total compensation breaks down among its component parts (e.g., annual retainer, meeting fees, retirement benefits, etc.) is, in the Corporation's view, of little significance.

     In light of the significant duties and responsibilities of the Corporation's outside Directors, the Corporation believes that its total compensation package for non-employee Directors, which includes the retirement plan, is appropriate and fair.

     For the foregoing reasons, the Board recommends that the stockholders vote AGAINST the adoption of the Steiner Proposal.

     The affirmative vote of a majority of the total quorum (as such term is defined in Section 2.11 of the Corporation's by-laws) is necessary to adopt the Steiner Proposal. Unless otherwise indicated, the persons named on the proxy will vote all proxies AGAINST the Steiner Proposal.

                                 OTHER MATTERS

     Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote therein in accordance with their best judgment.

                              FINANCIAL STATEMENTS

     The financial statements of the Corporation are contained in the 1994 Annual Report to Stockholders, which has been provided to the stockholders concurrently herewith. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     Under the regulations of the Securities and Exchange Commission, a record or beneficial owner of shares of the Corporation's Common Stock may submit proposals on proper subjects for action at the 1996 Annual Meeting of Stockholders of the Corporation. All such proposals must be mailed to the Corporation at 1040 Broad Street, Suite 302, Shrewsbury, New Jersey 07702 and must be received at that address on or before December 13, 1995, in order to be included in the Corporation's proxy relating to the 1996 Annual Meeting.

                       EXPENSE OF SOLICITATION OF PROXIES

     All the expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board will be paid by the Corporation. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Corporation may solicit proxies on behalf of the Board by telephone, telegram or personal interview, the expenses of which will be borne by the Corporation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at the expense of the Corporation. The Corporation has retained Georgeson & Co. to assist in this solicitation at an estimated cost of $15,000 which will be borne by the Corporation.

                                            By order of the Board of Directors,

                                            DAVID K. DUFFELL
                                            Secretary

New York, New York
April 12, 1995

                                 WELLMAN, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               OF THE CORPORATION FOR ANNUAL MEETING MAY 16, 1995

    The undersigned hereby appoints THOMAS M. DUFF, CLIFFORD J. CHRISTENSON and DAVID K. DUFFELL, or any one or more of them, attorneys, with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Common Stock of the Undersigned in Wellman, Inc. at the Annual Meeting of its Stockholders to be held May 16, 1995 or at any adjournment thereof.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE FOR PROPOSALS 1 AND 2.

    1. Election of Directors:

       FOR all nominees (except as           WITHHOLD AUTHORITY to vote
       marked to the contrary below) / /     for all nominees listed below / /

       JAMES B. BAKER  C. WILLIAM BECKWITH  PETER H. CONZE  ALLAN R. DRAGONE
       THOMAS M. DUFF   RICHARD F. HEITMILLER  JONATHAN M. NELSON
       JAMES E. ROGERS  RAYMOND C. TOWER       ROGER A. VANDENBERG

      (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE
                    WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

- --------------------------------------------------------------------------------

    2. Proposal to ratify the selection of Ernst & Young LLP as independent auditors of the Corporation for the fiscal year ending December 31, 1995.

       FOR / /                 AGAINST / /                 ABSTAIN / /

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE AGAINST PROPOSALS 3 AND 4.

    3. Stockholder proposal to amend the By-Laws.

    4. Stockholder proposal to recommend that non-employee directors not be granted pension benefits.

       FOR / /                 AGAINST / /                 ABSTAIN / /

       FOR / /                 AGAINST / /                 ABSTAIN / /

                (Continued and to be signed on the other side)

                          (Continued from other side)

    5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

          YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4.

                                               Dated: .................., 1995
                                               ...............................
                                               ...............................
                                                         SIGNATURE(S)

                                               NOTE: JOINT OWNERS SHOULD EACH
                                               SIGN. WHEN SIGNING AS ATTORNEY,
                                               EXECUTOR, ADMINISTRATOR, TRUSTEE
                                               OR GUARDIAN, PLEASE GIVE FULL
                                               TITLE AS SUCH.

                  PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.